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Exhibit 5.2

(TORYS LOGO)
1114 Avenue of the Americas
New York, New York 10036, USA

TEL 212.880.6000
FAX 212.682.0200

www.torys.com

November 16, 2015

TO: The Board of Directors of Franco-Nevada Corporation

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Franco-Nevada Corporation on November 16, 2015, as such may thereafter be amended or supplemented, and in the short form base shelf prospectus contained therein, under the captions "Legal Matters". In giving such consent we do not thereby admit that we are in the category of persons whose consent is required by the United States Securities Act 1933, as amended or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Torys LLP

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  Exhibit 5.2